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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
International Isotopes Inc.:


We consent to incorporation by reference in registration statements (Nos. 333-82821 and 333-49088) on Form S-3 of International Isotopes Inc. of our report dated April 27, 2001, except for Note 11 which is as of June 6, 2001, relating to the consolidated balance sheets of International Isotopes Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the 2000 annual report on Form 10-K of International Isotopes Inc.

Our report dated April 27, 2001, except for Note 11 which is as of June 6, 2001, contains as explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result form the outcome of this uncertainty.


                                                  KPMG LLP


Dallas, Texas
September 28, 2001